EXHIBIT 15




Texas Utilities Company:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated interim financial information of Texas Utilities Company and subsidiaries (the "Company") for the periods ended March 31, 1998 and 1997, June 30, 1998 and 1997 and September 30, 1998 and 1997, as indicated in our reports dated May 11, 1998, August 13, 1998 and November 12, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
December 9, 1998